Exhibit 10.16(b)
SECOND AMENDMENT TO LEASE
     THIS SECOND AMENDMENT TO LEASE, dated this 14th day of May, 2002, between CABOT INDUSTRIAL PROPERTIES, L.P., a Delaware limited partnership (“Landlord”) and SKECHERS USA, INC., a Delaware corporation (“Tenant”), for the premises located in the City of Ontario, County of San Bernardino, State of California, commonly known as 1777 S.Vintage Avenue (the “Premises”).
W I T N E S S E T H :
     WHEREAS, Landlord and Tenant entered into that certain Lease dated November 21, 1997 and that certain First Amendment to Lease dated April 26, 2002 (hereinafter collectively referred to as the “Lease”); and
     WHEREAS, Landlord and Tenant desire to clarify their agreement involving Tenant’s desire to replace the existing warehouse lighting system and to amend the Lease as more fully set forth below.
     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.	Definitions. Unless otherwise specifically set forth herein, all capitalized terms herein shall have the same meaning as set forth in the Lease.

2.	Warehouse Lighting. Tenant intends to replace the lighting system and fixtures servicing the warehouse portion of the Premises with a new system and fixtures (“Replacement Lighting System”). In contracting for the Replacement Lighting System, Tenant intends to enter into an operating lease with a third party, at the end of which Tenant will have the option of purchasing the Replacement Lighting System and to keep it in the Premises. If Tenant purchases the Replacement Lighting System, it is understood that it shall become property of Landlord and remain upon and be surrendered with the Premises at the expiration of the Term. If Tenant does not purchase the Replacement Lighting System, Tenant shall restore the warehouse lighting to the same condition as existed prior to Tenant’s installation of the Replacement Lighting System.

3.	Incorporation. Except as modified herein, all other terms and conditions of the Lease between the parties above described, shall continue in full force and effect.

4.	Limitation of Landlord’s Liability. It is expressly understood and agreed that none of Landlord’s covenants, undertakings or agreements made in this Amendment or the Lease are made or intended as personal covenants, undertakings or agreements by Landlord, and any liability of Landlord for damages for breach or nonperformance by Landlord or otherwise arising under or in connection with this Amendment or the Lease or the relationship of Landlord and Tenant hereunder, shall be collectible only out of Landlord’s interest in the Land and the Building, in each case as the same may then be encumbered, and no personal liability is assumed by, nor at any time may be asserted against, Landlord, or its shareholders, officers, directors, employees, agents, legal representatives, successors or assigns, all such liability, if any, being expressly waived and released by Tenant.
IN WITNESS WHEREOF, Landlord and Tenant have executed the Amendment as of the day and year first written above.

LANDLORD:		TENANT:

CABOT INDUSTRIAL PROPERTIES, L.P.,		SKECHERS USA, INC., a Delaware
a Delaware limited partnership		corporation

By:	Cabot Industrial Trust, a Maryland real estate investment trust,its General Partner	By:	/s/ David Weinberg
By:	RREEF America L.L.C., a Delaware	Title:	CFO
	limited liability company, its	Date:	5/23/02
Authorized Agent

By:	/s/ Daniel J. Schmidt	By:	/s/ Philip Paccione

Daniel J. Schmidt
Title:	Vice President	Title:	Executive VP & General Counsel

Date:	5/29/02	Date:	5/23/02

Address: 1777 S. Vintage Avenue
Ontario, CA 91761